EXHIBIT 21.1

LIST OF SUBSIDIARIES

●	Xunna Information Technology LTD (“Xunna LTD”)

●	Xunna Technology Limited (“Xunna HK”)

●	Xunna TianJin Information Technology Consultation Co., Ltd. (“Xunna TianJin” or the “TianJin WFOE”)